Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION HAS AGREED TO

REPURCHASE 7 MILLION SHARES OF CLASS U COMMON STOCK HELD BY

UNIVISION COMMUNICATIONS INC.

- Repurchase Will Reduce Univision’s Current Ownership Stake in

Entravision to Less Than 15% -

SANTA MONICA, CALIFORNIA – February 27, 2006 – Univision Communications Inc. (NYSE: UVN) and Entravision Communications Corporation (NYSE: EVC) announced today that Entravision has agreed to repurchase 7 million shares of its Class U common stock held by Univision for an aggregate purchase price of $51.1 million, or $7.30 per share. The closing is expected to take place on March 2, 2006.

As part of its acquisition of Hispanic Broadcasting Corporation in 2003, Univision reached an agreement with the United States Department of Justice (DOJ) to reduce its stake in Entravision to 15% by March 26, 2006. Today’s announced share repurchase transaction, coupled with the recent closing of Univision’s purchase of Entravision’s radio stations serving the San Francisco/San Jose market for approximately 12.6 million shares of Entravision Class U common stock, will reduce Univision’s current ownership stake in Entravision to less than 15%.

Walter Ulloa, Chairman and Chief Executive Officer of Entravision, commented, “Today’s repurchase announcement and recently completed sale of our San Francisco/San Jose radio stations reduces Univision’s ownership stake in Entravision to comply with Univision’s DOJ agreement. We took a strategic approach to resolving this issue and believe these transactions represent prudent uses of non-strategic assets and cash that will enhance shareholder value.”

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 75% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. Entravision owns and operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 52 owned and operated radio stations in 20 U.S. markets. Entravision’s outdoor advertising operations consist of approximately 10,600 advertising faces located primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 86% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 69 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting interest in Entravision Communications Corporation that will be less than 15% after giving effect to the transaction. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States. For more information, please visit www.univision.net.

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For Entravision Communications Corporation:
Investor Contact:	Media Contact:
Jon Lesko/Mike Smargiassi	Kim Holt
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667

For Univision Communications Inc:
Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080